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Exhibit 99(d)(5)

        The Wiser Oil Company
8115 Preston Road, Suite 400
Dallas, TX 75225
214-360-3591

February 23, 2004

Forest Oil Corporation
Attn.: H. Craig Clark
President and Chief Executive Officer
1600 Broadway, Suite 2200
Denver, CO 80202

  RE:
  Confidentiality and Standstill Agreement

Gentlemen:

        You have advised us of your interest in exploring a possible negotiated transaction involving The Wiser Oil Company and/or its subsidiaries and affiliates ("Wiser") and Forest Oil Corporation (the "Company,") hereinafter referred to the "Transaction." In connection with the possible Transaction, Wiser and the Company ("Party" or "Parties") intend to acquire certain information from each other, which may be confidential, secret or proprietary in nature, in order to assist the Parties in their evaluation and investigation (collectively, the "Information."). As a condition to being furnished with the Information, the Parties agree (and agree to cause their affiliates) to treat the Information in accordance with the following:

        1.     The Information will be used solely for the purpose of evaluating a possible Transaction between the Parties, and unless and until the Parties have completed a negotiated transaction pursuant to a definitive agreement (the "Transaction Agreement,") such Information will be kept confidential by both Parties and their advisors; provided, however, that either Party may disclose the Information or portions thereof to those or their directors, officers and employees and representatives of their advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the purpose of evaluating the possible Transaction (it being understood that those Representatives will be informed of the confidential nature of the information and will agree to be bound by this agreement and shall be directed by both parties not to disclose the Information to any other person other than another Representative.) The Parties agree to be responsible for any breach of this agreement by their Representatives.

        In the event that any Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Information supplied pursuant to this agreement, it is agreed that the Party receiving the request will (i) provide the non-notified Party with prompt notice of such request(s) and the documents requested so that the non-notified Party may seek an appropriate protective order and/or waive compliance with the provisions of this agreement, and (ii) consult with the notified Party as to the advisability of the Party taking legally available steps to resist or narrow such request. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, each Party nonetheless, in the written opinion of their legal counsel, is liable for contempt or suffer other censure or penalty, the notified Party may disclose such Information to such tribunal without liability hereunder; provided, however, that notified Party shall give the non-notified Party written notice of the Information to be so disclosed as far in advance of its disclosure as is practical, and shall use best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed as the non-notified Party designates.

        2.     The term "Information" does not include any information which (i) is or becomes generally available to and known by the public (other than as a result of an un-permitted disclosure directly or indirectly by any Party or their Representatives), (ii) is or becomes available to any Party on a non-

confidential basis from a source other than Wiser or the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Wiser or the Company or (iii) has already been or is hereafter independently acquired or developed by either Party without violating any confidentiality agreement with or other obligation of secrecy to Wiser or the Company.

        3.     If the Parties do not proceed with the Transaction, or if either Party so requests, both Parties will return promptly to the other the Information and all copies, extracts or other reproductions in whole or in part of the Information in their possession or in the possession of their Representatives, and each Party will destroy all copies of any memoranda, notes, analyses, compilations, studies or other documents prepared by said Party or for their use based on, containing or reflecting any Information. Such destruction shall, if requested, be certified in writing to either Party by an authorized officer supervising such destruction.

        4.     Without the prior written consent of Wiser and the Company, neither Party will, and each will direct their Representatives not to, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction between Wiser and the Company, or that Information has been exchanged between the Parties, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except to the extent that any such disclosure is, in the opinion of counsel, required by legal, regulatory or stock exchange requirements. In the event either Party determines that it is required by legal, regulatory or stock exchange requirements to make any such disclosure, such Party shall so advise the other Party immediately and shall consult and cooperate to the greatest extent feasible with respect to the timing, manner and contents of such disclosure. The term "person" as used throughout this agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or individual.

        5.     Both parties understand and acknowledge that the Parties hereto are not making any representation or warranty, express or implied, as to the accuracy or completeness of the Information provided or made available, including, but not limited to, the past, present or future value of the anticipated income, costs, profits, if any, to be derived by the Company as a whole or individual properties, if any, offered for sale or exchange. Accordingly, each Party will rely solely upon its independent examination and assessment of the Information in deciding whether and on what terms to enter or agree to the Transaction Agreement. And neither Wiser or the Company nor any of their directors, officers, employees, stockholders, owners, affiliates, representatives or agents will have any liability to the other Party or any other person resulting from their use of the Information. Only those representatives or warranties that are made in a definitive Transaction Agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Transaction Agreement, will have any legal effect.

        6.     The Parties agree that for a period of one (1) year from the date of this agreement, neither Party will not knowingly, as a result of knowledge or information obtained from the Information or otherwise in connection with a possible transaction between Wiser and the Company solicit the employment of any employee of either Party or any of its affiliates as the result of the investigation or due diligence with respect to the Transaction. However, nothing in this section shall prevent either Party from hiring any of the Parties employees (i) who respond to any general solicitations for employment directed to the industry or public as a whole or (ii) who contact a Party regarding employment without any solicitation of such employee.

        7.     Both Parties agree that until the expiration of one (1) year from the date of this agreement, neither Party shall, without the prior written approval of the other Party (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities, assets or property of the other Party, or any of its subsidiaries, whether such agreement or proposal is with said Party or any of its subsidiaries or with a third party, (ii) propose to enter into, directly or indirectly, any merger or other business combination involving any Party or any of its subsidiaries, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Wiser or the Company or any of its subsidiaries, (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Wiser or the Company, (v) disclose any intention, plan or arrangement inconsistent with the foregoing or (vi) advise, encourage, provide assistance (including financial assistance) to or hold discussions with any other persons in connection with any of the foregoing.

        8.     Both Parties also understand and agree that unless and until a definitive Transaction Agreement has been executed and delivered, no contract or agreement providing for a Transaction between Wiser and the Company shall be deemed to exist, and neither the Company nor Wiser will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this or any written or oral expression thereof, except, in the case of this agreement, for the matters specifically agreed to herein. Unless agreed otherwise, each of the Parties shall be responsible for its own expenses incurred in connection with the matters described in this agreement. The agreement set forth in this paragraph may be modified or waived only by a separate writing by each of the Parties expressly so modifying or waiving such agreement. For purposes of this paragraph, the term "definitive Transaction Agreement" does not include an executed letter of intent or any other preliminary written agreement, not does it include any written or verbal acceptance of an offer or bid made by either Party.

        9.     Each Party agrees that the other Party at its sole election, shall be entitled to either money damages or equitable remedies, or both, for any breach of the obligations hereunder. Moreover, if a Party, as applicable, initiate legal action or proceedings to enforce the obligations of the other Party and its Representatives, as applicable, hereunder and prevail in any such action or proceeding, then in addition to any remedies awarded to the Party, as applicable, bringing the action, such Party shall be entitled to reimbursement by the other Party, costs and expenses (including without limitation, reasonable attorneys' fees and expenses, court costs and filing fees) incurred in bringing such action or proceeding. In the event the Party bringing the action does not prevail in any such action or proceeding, it shall bear the entire costs and expenses, to the same extent, incurred in bringing such action or proceeding and reimburse the other Party for its costs and expenses, to the same extent, incurred in defending itself against such action or proceeding. Further, each Party hereto shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available to both Parties in law or in equity. Both Parties also hereby irrevocably and unconditionally consent to submit to the jurisdiction of both the courts of the State of Texas and of the United States of America located in Dallas County, Texas, for any actions, suits or proceedings arising out of or relating to this agreement (and both Parties agree not to commence any action, suit or proceeding relating thereto except in such courts). Both Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement, in either the courts of the State of Texas or of the United States of America located in Dallas County, Texas, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Neither Party shall be liable to the other Party for consequential or incidental damages arising from any breach of this agreement.

        10.   Each of the Parties hereby acknowledges that it is aware, and that it has advised or will advise its directors, officers, employees, agents and advisors who are informed as to the matters that are the subject of this agreement, that the United States securities laws prohibit any person who has material, nonpublic information concerning the matters that are the subject of this agreement from purchasing or selling securities of a company that may be a party to a transaction of the type contemplated by this

Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        11.   Wiser and the Company reserve the right, in their sole and absolute discretion, to reject any or all proposals, to decline to furnish further information and to terminate discussions and negotiations between the Parties at any time. The exercise by either Party of these rights shall not affect the enforceability of any provision of this agreement.

        12.   No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor preclude the exercise of any other or further right, power or privilege hereunder.

        13    In the event a Party desires physical access to any of the properties, the Party agrees to release the other Party from any and all liability and agrees to indemnify, defend and hold such other Party harmless from and against any and all losses, costs, expenses (including attorney's fees and court costs), causes of actions and claims of damage and/or injury to the Party seeking access, its Representatives, its property, and the property of third parties, arising out, incident to, or in connection with such Party's entry on the premises, whether or not such personal injury, death or property damages is occasioned by or incident to or the result of the negligence or fault of the Party owning the property or its representatives. The entering Party will assume the entire risk of and be solely responsible for any damages caused by it or its Representatives to property owned by the other Party arising out of entry on the premises.

        14.   All notices and/or requests for approval submitted to any Party hereunder shall be directed to the following address or, where permitted, telephone number or telecopier number:

    Forest Oil Corporation
    1600 Broadway, Suite 2200
    Denver, CO 80202
    Attn: General Counsel
    Telephone: 303.812.1400
    Fax: 303.812.1510

All notices and/or requests for approval which are to be submitted to Wiser and/or its Affiliates, as applicable, hereunder shall be directed to the following address or, where permitted, telephone number or telecopier number:

    The Wiser Oil Company
    8115 Preston Road, Suite 400
    Dallas, TX 75225
    Attention: Bill Phillips / Van Oliver / George Hickox, Jr.
    Telephone: 214-360-3591
    Fax: 214-373-3610

        15.   If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        16.   This agreement contains the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes any prior agreements, commitments, representations, writings and discussions, whether oral or written, relating to that subject matter.

        17.   All obligations under this agreement will expire one year from the date of this agreement, except as otherwise set forth herein.

        18.   This agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective successors and assigns as well as their respective Representatives, subsidiaries and affiliates and will be governed and construed in accordance with the laws of the State of Texas.

        If the foregoing terms and conditions are acceptable, please sign this letter and return one executed copy, which upon execution by both Parties, will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,
THE WISER OIL COMPANY
By:

Name:

Title:

Confirmed and Agreed as of
The date written above:

FOREST OIL CORPORATION
By:

Name:	H. Craig Clark
Title:	President and Chief Executive Officer

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  Exhibit 99(d)(5)